Exhibit 5.1

4801 Main Street, Suite 1000

Kansas City, MO 64112

Main: 816.983.8000

Fax: 816.983.8080

May 13, 2014

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the InfuSystem Holdings, Inc. Employee Stock Purchase Plan (the “Plan”).

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated May 9, 2014. We have also reviewed the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Bylaws as amended to date. We have also examined copies of resolutions adopted by unanimous written consent of the Board of Directors of the Company, dated as of April 4, 2014 and certified by the Secretary of the Company. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of May 12, 2014. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares, when issued as contemplated by the Plan upon receipt by the Company of adequate consideration therefor, will be duly and validly authorized, legally and validly issued, fully-paid and non-assessable shares of common stock of the Company.

We are members of the Bar of the State of Missouri and do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Missouri. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
HUSCH BLACKWELL LLP